Exhibit 2.2
Execution Version
STOCK PURCHASE AGREEMENT
By and Among
KNIGHT ENERGY CORP.
and
THE SHAREHOLDERS OF CHARLES HILL DRILLING, INC.
Dated as of
March 16, 2006

STOCK PURCHASE AGREEMENT
     This Stock Purchase Agreement (this “Agreement”) is entered into as of March 16, 2006 by and among Knight Energy Corp., a Delaware corporation (“Buyer”), and Charles L. Hill and Paul J. Myer (each an “Owner” and collectively, the “Owners”).
RECITALS
     WHEREAS, Charles Hill Drilling, Inc., a Nevada corporation (the “Company”), is engaged in the business of oil and gas production, exploration, drilling and transportation and other related activities (the “Business”);
     WHEREAS, Owners are the owners, free and clear of all adverse claims, of 100% of the issued and outstanding shares of common stock (consisting of 75,000 shares of common stock no par value) of the Company (the “Common Stock”); and
     WHEREAS, Charles L. Hill desires to sell 50% of the Common Stock (consisting of 18,750 shares of Common Stock owned by him (the “Hill Shares”) and Paul J. Myer desires to sell 100% of the Common Stock (consisting of 37,500 shares of Common Stock) owned by him (the “Myer Shares”) (the Hill Shares and Myer Shares shall be referred to collectively as the “Shares”) to Buyer, upon the terms and subject to the conditions set forth herein, and, subject to certain agreements by Owners as set forth in this Agreement, Buyer desires to purchase the Shares from Owners, subject to the terms, conditions, and agreements set forth herein.
     NOW THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to the following terms and conditions.
ARTICLE I
DEFINITIONS
     Section 1.1 Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:
     “Affiliate” of a Person shall mean any Person that, directly or indirectly, controls, is controlled by or is under common control with such Person.. When used in connection with any Person who is an individual, “Affiliate” shall include any member of such Person’s family, whether by birth or marriage, within one generation.
     “Business” shall have the meaning set forth in the Recitals.
     “Business Day” shall mean any day when the Federal Reserve Bank of New York is open for business.
     “Buyer” shall have the meaning set forth in the preamble in this Agreement.

     “Buyer’s Common Stock” shall mean restricted shares of common stock, $0.001 par value, of Knight Energy Corp.
     “Buyer Damages” shall have the meaning set forth in Section 7.2(a).
     “Buyer Indemnified Parties” shall mean Buyer and its successors, assigns, Affiliates and the agents and employees of any of them.
     “Buyer’s Common Stock” shall mean restricted shares of common stock, $0.001 par value, of Knight Energy Corp.
     “Claims” shall mean all demands, claims, actions or causes of action, assessments, complaints, directives, citations, information requests issued by government authority, legal proceedings, orders, notices of potential responsibility, losses, all damages or whatever nature (including, without limitation, diminution in value and lost profits), liabilities, sanctions, costs and expenses, including, without limitation, interest, penalties and attorneys’ and experts’ fees and disbursements.
     “Closing” shall have the meaning set forth in Section 2.3.
     “Closing Consideration” shall have the meaning set forth in Section 2.2(a).
     “Closing Date” shall have the meaning set forth in Section 2.3.
     “Code” shall mean the Internal Revenue Code of 1986, as amended.
     “Company” shall have the meaning set forth in the Recitals.
     “Contract(s)” shall mean all written contracts, agreements, indentures, licenses, leases, commitments, arrangements, sales orders and purchase orders of every kind.
     “Debt” shall mean, with respect to the Company, (a) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices that are not secured by a Lien on any asset of such Company), (b) any other indebtedness which is evidenced by a credit facility, note, bond, debenture or similar instrument, (c) all obligations with respect to acceptances issued or created for the account of such Company,
(d) all obligations for payments relating to non-compete agreements, (e) all obligations relating to any prior merger or acquisition of equity or assets, (f) severance or similar payments relating to the termination of employment contracts, (g) any indebtedness evidenced by capital leases, (h) any amounts payable to the Company’s shareholders, officers, or Affiliates, (j) any change of control payments and (k) any amounts related to intercompany balances.
     “Defensible Title” shall have the meaning set forth in Section 3.20.
     “Disclosure Schedule” shall mean the disclosure schedule delivered to Buyer by Owner and attached hereto.

     “Division Order” shall mean the leasehold division of interests dated September 1, 2005.
     “Dollars” and “$” shall mean United States dollars.
     “Electric Log Report” shall mean an array induction shallow focused electric log report for the Fluornoy #A7 well dated October 20, 2004, providing lithology, porosity and resitivity information for the well.
     “Employee Benefit Plan” shall mean any (a) Employee Pension Benefit Plan (including any Multiemployer Plan), (b) Employee Welfare Benefit Plan, or (c) other benefit or fringe benefit or perquisite plan, policy or program sponsored or maintained by either Company or any ERISA Affiliate for the benefit of any current or former employee, member or manager at or prior to the Closing.
     “Employee Pension Benefit Plan” shall have the meaning set forth in Section 3(2) of ERISA.
     “Employee Welfare Benefit Plan” shall have the meaning set forth in Section 3(1) of ERISA.
     “Environmental Claims” shall mean all Claims pursuant to Environmental Laws, including but not limited to, those based on, arising out of or otherwise relating to: (i) the Remediation, presence or Release of, or exposure to, Hazardous Materials or other environmental conditions initiated, existing or occurring prior to the Closing Date at, on, under, above, from, or about any Real Property or any real properties formerly owned, leased or operated by the Company or any of its predecessors or Affiliates; (ii) the off-site Release, treatment, transportation, storage or disposal prior to the Closing Date of Hazardous Materials originating from either Company’s assets or business; or(iii) any violations of Environmental Laws by either Company prior to the Closing Date, including reasonable expenditures necessary to cause such Company to be in compliance with or resolve violations of Environmental Laws.
     “Environmental Laws” shall mean any Laws (including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act, the Solid Waste Disposal Act, (as amended by the Resource Conservation and Recovery Act), the Hazardous Materials Transportation Act, the Toxic Substances Control Act, the Federal Water Pollution Control Act, the Federal Safe Drinking Water Act, the Federal Air Pollution Control Act, and the Oil Pollution Act), including any plans, other criteria, or guidelines promulgated pursuant to such Laws, now or hereafter in effect relating to the Remediation, generation, production, installation, use, storage, treatment, transportation, Release, threatened Release, or disposal of Hazardous Materials, or noise control, or the protection of human health, safety, natural resources, animal health or welfare, or the environment.
     “Environmental Permits” shall mean any permits, licenses, certificates and approvals required under any Environmental Law.

     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
     “ERISA Affiliate” shall mean any business or entity which is a member of the same “controlled group of corporations,” under “common control” or an “affiliated service group” with an entity within the meanings of Sections 414(b), (c) or (m) of the Code, or required to be aggregated with the entity under Section 414(o) of the Code, or is under “common control” with the entity, within the meaning of Section 4001(a)(14) of ERISA.
     “Facilities” means any Real Property, leaseholds, or other interests currently owned or operated by the Company and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently owned or operated by the Company.
     “Financial Statements” shall have the meaning set forth in Section 3.5.
     “GAAP” shall mean United States generally accepted accounting principles, consistently applied.
     “Governmental Authority” shall mean any agency, public or regulatory authority, instrumentality, department, commission, court, ministry, tribunal or board of any government, whether foreign or domestic and whether national, federal, provincial, state, regional, local or municipal.
     “Hazardous Materials” shall mean any wastes, substances, radiation, or materials (whether solids, liquids or gases): (i) which are hazardous, toxic, infectious, explosive, radioactive, carcinogenic, or mutagenic; (ii) which are or become defined as “pollutants,” “contaminants,” “hazardous materials,” “hazardous wastes,” “hazardous substances,” “toxic substances,” “radioactive materials,” “solid wastes,” or other similar designations in, or otherwise subject to regulation under, any Environmental Laws; (iii) the presence of which on the Facilities cause or threaten to cause a nuisance pursuant to applicable statutory or common law upon the Facilities or to adjacent properties; (iv) which contain without limitation polychlorinated biphenyls (PCBs), asbestos or asbestos-containing materials, lead-based paints, urea-formaldehyde foam insulation, or petroleum or petroleum products (including, without limitation, crude oil or any fraction thereof); or (v) which pose a hazard to human health, safety, natural resources, employees, or the environment.
     “Hill Option” shall have the meaning set forth in Section 2.2(c).
     “Hill Option Period” shall have the meaning set forth in Section 2.2(c).
     “Hill Notice and Agreement of Exercise of Option” shall have the meaning set forth in Section 2.2(c).
     “Hill Post-Closing Payments” shall have the meaning set forth in Section 2.2(c).

     “Hill Remaining Shares” shall mean the 50% of the Common Stock owned by Charles L. Hill (consisting of 18,500 shares of Common Stock) not being sold to Buyer at Closing.
     “Hill Shares” shall have the meaning set forth in the Recitals.
     “Knowledge” with respect to any particular representation or warranty contained in this Agreement, when used to apply to the “Knowledge” of each Owner, shall mean the actual knowledge or conscious awareness, after due inquiry, of the either of the Owners, the chief executive officer, chief financial officer, or other management level employees or such Person acting in a similar capacity of the Company.
     “Laws” shall mean statutes, common laws, rules, ordinances, regulations, codes, licensing requirements, orders, judgments, injunctions, decrees, licenses, permits and bylaws of a Governmental Authority.
     “Lease” shall have the meaning set forth in Section 3.8(b).
     “Liabilities” shall mean debts, liabilities, commitments, obligations, duties and responsibilities of any kind and description, whether absolute or contingent, monetary or non-monetary, direct or indirect, known or unknown or matured or unmatured or of any other nature.
     “Lien” shall mean any security interest, lien, mortgage, charge, pledge, equitable interest, escrow, right of first refusal, sublease, option, license or encumbrance of any nature and in the case of securities any put, call or similar right of a third party with respect to such securities.
     “Litigation” shall mean any litigation, legal action, arbitration, proceeding, demand, claim or investigation against, affecting or brought by or against either the Company or any present or former employees or independent contractors affiliated at any time with the Company relating to the Business, operations, assets or liabilities of the Company.
     “Material Adverse Effect” shall mean, with respect to the same or any similar events, acts, conditions or occurrences, whether individually or in the aggregate, a material adverse effect on or change in (a) the Business, condition (financial or otherwise), operations, prospects, assets or liabilities of the Company, (b) the legality or enforceability against each Owner of this Agreement or (c) the ability of each Owner to perform his obligations and to consummate the transactions under this Agreement.
     “Multiemployer Plan” shall have the meaning set forth in Section 3(37) of ERISA.
     “Myer Shares” shall have the meaning set forth in the Recitals.
     “Myer Note” shall have the meaning set forth in the Section 2.2(b).
     “Oil and Gas Properties” shall have the meaning set forth in Section 3.20.
     “Oil and Gas Leases” shall have the meaning set forth in Section 3.20.

     “Owner” and “Owners” shall have the meanings set forth in the preamble of this Agreement.
     “Owner’s Certificate” shall have the meaning set forth in Section 6.1(b).
     “Person” shall mean any natural person, corporation, business trust, joint venture, association, company, firm, partnership or other entity or government or Governmental Authority.
     “Purchase Price” shall have the meaning set forth in Section 2.2.
      “Real Property” shall have the meaning set forth in Section 3.8(b).
     “Release” means any emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Hazardous Materials from any source (including without limitation, the Facilities and property adjacent to the Facilities) into or upon the environment, including the air, soil, improvements, surface water, groundwater, the sewer, septic system, storm drain, publicly owned treatment works, or waste treatment, storage, or disposal systems.
     “Remediation” means any investigation, clean-up, removal action, remedial action, restoration, repair, response action, corrective action, monitoring, sampling and analysis, installation, reclamation, closure, or post-closure in connection with the suspected, threatened or actual presence or Release of Hazardous Materials.
     “Securities” shall mean the Buyer’s Common Stock and the Myer Note.
     “Securities Act” shall have the meaning set forth in Section 8.1.
     “Seller Damages” shall have the meaning set forth in Section 7.2(b).
     “Seller Indemnified Parties” shall mean the Owners, and their personal representatives, heirs, successors, assigns and Affiliates.
     “Shares” shall have the meaning set forth in the Recitals.
     “Subsidiary(ies)” shall mean any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are, at the time the representation is made, directly or indirectly owned by the Person in question.
     “Taxes” shall mean all federal, state, local, foreign and other taxes, charges, fees, duties, levies, penalties or other assessments, including, without limitation, income, gross receipts, excise, profits, value added, real and personal property, sales, use, transfer, severance, stamp, occupation, disability, license, payroll, withholding, social security, franchise, gains, built in gains, unemployment insurance, workers’ compensation, employer health tax or other taxes, including, without limitation, amounts payable in connection with applicable escheat laws, imposed by any Governmental Authority from time to time and shall include any interest, penalties or additions to tax attributable to any of the foregoing, whether disputed or not, including, without limitation, any liability for Taxes as a transferee or successor, by contract or otherwise.
     “Tax Return” shall mean all returns, declarations, reports, forms, estimates, information returns, statements or other documents (including any related or supporting information) filed or required to be filed with or supplied to any Governmental Authority in connection with any Taxes.
     Section 1.2 Terms Generally. The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation” even if not followed actually by such phrase unless the context expressly provides otherwise. All references herein to Articles, Sections, paragraphs, Annexes, Exhibits and Disclosure Schedules shall be deemed references to this Agreement unless the context shall otherwise require. Unless otherwise expressly defined, terms defined in the Agreement shall have the same meanings when used in any Annex, Exhibit or Disclosure Schedule and terms defined in any Annex, Exhibit or Disclosure Schedule shall have the same meanings when used in the Agreement or in any other Annex, Exhibit or Disclosure Schedule. The words “herein,” “hereof,” “hereto” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement. If any date referenced herein as a day on which any payment or notice required by this Agreement is due falls on a day which is not a Business Day, such payment or notice shall be deemed due on the next Business Day.
ARTICLE II
PURCHASE AND SALE OF INTERESTS
     Section 2.1 Transfer of Shares. On the Closing Date and subject to the terms and conditions set forth in this Agreement, Owners shall sell, convey, assign, transfer and deliver the Shares to the Buyer, free and clear of all Liens. At the Closing, Paul J. Myer shall deliver to Buyer a certificate representing the Myer Shares, consisting of 37,500 shares of the Company’s Common Stock, and Charles L. Hill shall deliver to Buyer a certificate representing the Hill Shares, consisting of 18,750 shares of the Company’s Common Stock. Both certificates shall be duly endorsed (or accompanied by duly executed powers of attorney). The Company shall then cancel the two certificates representing the Owners’ shares of Common Stock and issue to Buyer a certificate for 56,250 shares of Common Stock representing the Shares, which will then represent 75% of the Company’s issued and outstanding stock following the Closing.
     Section 2.2 Purchase Price. In consideration for delivery of the Shares, Buyer shall pay Owners an aggregate purchase price of $1,500,000 in cash and stock (the “Purchase Price”), as applicable and as described below.

          (a) On the Closing Date, Buyer shall pay $300,000 and deliver the Myer Note to Paul J. Myer or his designee in consideration of delivery of the Myer Shares and $50,000 and deliver certain shares of Buyer’s Common Stock (as described below) to Charles L. Hill or his designee in consideration for delivery of the Hill Shares (the foregoing payments are referred to herein collectively as, the “Closing Consideration”).
          (b) On the Closing Date, Buyer shall deliver to Paul J. Myer a promissory note in the form attached hereto as Exhibit A (the “Myer Note”) in the face amount of $700,000 to be paid as follows: on the 30th day, 60th and 90th day following the Closing Date, Buyer will pay Myer $234,000, $233,000 and $233,000 respectively.
          (c) On the Closing Date, Buyer shall deliver to Charles L. Hill or his designee, 500,000 shares of Buyer’s Common Stock. Following the Closing Date, on each of June 30, 2006, September 30, 2006, December 31, 2006 and March 31, 2007, Buyer shall pay to Charles L. Hill or his designee $50,000, such payments equaling $200,000 in the aggregate (the “Hill Post-Closing Payments”).
          (i) During the period from the Closing Date to the first anniversary following the Closing Date (the “Hill Option Period”), the Buyer hereby grants to Charles L. Hill during the Hill Option Period, the right and option (the “Hill Option”) to convert the Hill Remaining Shares into 1,000,000 shares of Buyer’s Common Stock. The Hill Option shall be exercised using the Hill Notice and Agreement of Exercise of Option attached hereto as Exhibit B (the “Hill Notice and Agreement of Exercise of Option”).
     Section 2.3 Closing. The consummation of the transactions and the delivery of related documents, instruments and agreements provided for in this Agreement (the “Closing”) shall take place by electronic means or in person on a date to be specified by the parties after satisfaction or waiver of all of the conditions set forth in Article VI below (the “Closing Date”). The Closing shall be deemed to be effective as of 12:01 a.m. Dallas, Texas Time on the Closing Date. The delivery of the Shares to Buyer, as provided in this Agreement, is a condition to Buyer’s obligations to delivery of the Purchase Price to Owners.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF OWNERS
     Owners represent and warrant, jointly and severally, to Buyer that:
     Section 3.1 Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. The Company has no Subsidiaries nor any ownership interest in any corporation, limited liability company, joint venture, partnership or other entity. The Company has the corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and is duly qualified or licensed to do business as a foreign entity in good standing in the jurisdictions in which the ownership, lease or operation of its property or the conduct of its business requires such qualification, including but not limited to the State of

Texas. Owners have delivered, or caused the Company to deliver to Buyer, complete and correct copies of the articles of incorporation, by-laws and all other organizational and governing documents (including any amendments thereto to the date hereof) of the Company.
     Section 3.2 Authorization, Etc. Each Owner has full power and authority to execute, deliver and perform his obligations under this Agreement and the documents and instruments contemplated hereby and to carry out the transactions contemplated hereby and thereby. Each Owner has duly approved and authorized the execution and delivery of this Agreement and the documents and instruments contemplated hereby and the consummation of the transactions hereby and thereby, no other proceedings, approvals or other action on the part of either Company or either Owner is necessary to approve and authorize the execution, delivery and performance by Owners of this Agreement and the documents and instruments contemplated hereby or the consummation by either the Company or Owners of the transactions contemplated hereby or thereby. This Agreement constitutes a legal, valid and binding agreement of each Owner enforceable against each Owner in accordance with its terms.
     Section 3.3 No Approvals or Conflicts. Except as set forth on Section 3.3 of the Disclosure Schedule, neither the execution, delivery nor performance by any Owner of this Agreement nor the consummation by the Company, or any Owner of the transactions contemplated hereby will (a) violate, conflict with or result in a breach of any provision of the articles of incorporation, by-laws, or other similar organizational or governing documents of the Company, (b) violate, conflict with or result in a breach of any provision of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the termination of, or accelerate or alter in any way the performance required by or result in the creation of or give any party the right to create any Lien on any asset of the Company under any note, bond, mortgage, loan agreement, contract, deed of trust, license, franchise, permit, instrument, lease or other agreement to which the Company, Owners or any of their respective properties may be bound, (c) violate any Law applicable to the Company, Owners or any of their respective assets or properties, or (d) require any consent, approval or authorization of, or notice to, or declaration, filing or registration with, any governmental authority or other third party in connection with the execution, delivery and performance of this Agreement by the Company or Owners to enable the Company to conduct the Business and its operations immediately after the Closing in the same manner in which they are presently conducted.
     Section 3.4 Capitalization and Ownership. The Company’s authorized capital stock consists of 75,000 shares of Common Stock. The Company’s issued and outstanding capital stock consists of 37,500 shares of Common Stock owned by Charles L, Hill and 37,500 shares of Common Stock owned by Paul J. Myer. There are no securities convertible or exchangeable into or any rights of any Person to acquire any capital stock, of the Company. Upon consummation of the transactions contemplated hereby, Buyer will acquire good and valid title to the Shares, free and clear of all Liens. There are no buy/sell agreements, shareholders’ or partners’ agreements, subscriptions, options, warrants, calls, rights, contracts, commitments, understandings, restrictions or arrangements relating to the issuance or voting of any equity interest of the Company. All of the issued and outstanding shares of the Company’s capital stock have been duly authorized and validly issued and are fully pail, nonassessable and free of pre-emptive rights and were issued in full compliance with applicable state and federal securities laws and ay right of third parties. There is no person having any claim or right under any phantom interest plan, interest appreciation rights plan, phantom interest agreement or interest appreciation rights agreement or similar rights or agreements entered into or maintained by the Company. All Shares have been validly issued, have been fully paid for, and are free of preemptive or similar rights.
     Section 3.5 Financial Statements. Owners have caused the Company to deliver to Buyer the unaudited financial statements of the Company as of December 31, 2005 and the unaudited financial statements of the Company as of February 28, 2006 (collectively referred to herein as the “Financial Statements”). The Financial Statements (i) are in accordance with the books and records of the Company and fairly present the financial position of the Company, and (ii) fairly represent the results of the Company’s operations as of and for the periods indicated therein.
     Section 3.6 Liabilities. The Company has no Liabilities except for (i) Liabilities reflected and reserved against on the Financial Statements, (ii) Liabilities which have arisen after the date of the Financial Statements in the ordinary course of business, including, without limitation, purchase orders, (iii) recurring Liabilities replacing extinguished Liabilities for the same purpose and of similar amounts incurred in the ordinary course of business (such as payroll accruals, rent, utilities, property taxes and similar Liabilities), but in no event any Liability in excess of $40,000 individually or in the aggregate.
     Section 3.7 Absence of Certain Changes or Events. Since the latest date of the Financial Statements, there has not been (a) any change by the Company in accounting methods, principles or practices, (b) any sales, disposals or encumbrances of any Company asset, (c) any entry into any commitment, understanding or agreement which would require any expenditure in excess of $10,000 by the Company during the entire term thereof or which would require the expenditure of money or the acquisition of assets or the performance of services for a period of more than one year from the date thereof, (d) any declaration or payment of any dividend or the making of any other distribution in cash, stock or property, in respect of shares of the outstanding capital stock of the Company, (e) any purchase, redemption or other acquisition, or the entry into any commitment, undertaking or agreement to purchase, redeem or otherwise acquire, any outstanding capital stock of the Company, (f) any sale, issuance or other disposition of, or the entry into any commitment, understanding or agreement to sell, issue or otherwise dispose of, any capital stock of the Company or any other securities of the Company, (g) any payment of any bonuses or premiums or increases in the rate or amount of compensation (including commissions) or benefits (including insurance and pension benefits) provided to any employee, agent, officer or director of the Company, except in the ordinary course of business consistent with past practice and custom, (h) any payment or other discharge of any outstanding indebtedness of the Company other than in the ordinary course of business consistent with past practice and custom, or (i) any developments or events which have had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     Section 3.8 Property, Assets.
          (a) The Company owns, or otherwise has a valid leasehold interest providing sufficient and legally enforceable rights to use, all of the assets used in the Business. Section 3.8(a) of the Disclosure Schedule contains a list of all assets used in the Business. Such assets are sufficient in nature, quality and quantity to conduct such business as it is currently conducted. The Company has good and marketable title to all the assets used in its respective business, or associated leaseholds therein, free and clear of all Liens. Such assets are in good operating condition and repair (ordinary wear and tear excepted), have been reasonably maintained consistent with standards generally followed in the industry, are suitable for their present uses and, in the case of owned structures, are structurally sound.
          (b) The Company does not own any real property. Section 3.8(b) of the Disclosure Schedule contains a list of all real property (collectively, “Real Property”) leased or subleased by the Company (each a “Lease” and, collectively, the “Leases”), identifying the lessor and lessee, whether or not the lessor is an Affiliate of the Company, or an officer, director, partner, member, manager or shareholder of the Company or of any Affiliate of the Company or (or any immediate family member of any such person), rental rate, lease term, expiration date, and existence of any renewal option. With respect to each Lease, the Company, as applicable, has a valid leasehold interest, free and clear of all Liens except for defects in title or Liens which do not and will not interfere with the use of such Real Property as presently used or intended by the Company to be used, or otherwise materially impair business operations at such properties, or materially detract from the value of such Real Property as presently used or intended by the Company to be used. Each Lease is legal, valid and binding on and enforceable against the Company and the other parties thereto and is in full force and effect. Upon the consummation of the transactions contemplated herein, assuming the receipt of the consent of certain landlords by Buyer in connection with the change of control contemplated by this Agreement, each Lease shall remain in full force and effect without any loss of benefits thereunder and without the need to obtain any consent of any party thereto to the transactions contemplated herein. Owners have caused the Company to deliver to Buyer true, correct and complete copies of all leases for Real Property, as such leases have been amended to date.
     Section 3.9 Tax Matters.
          (a) The Company has timely filed or caused to be filed with the appropriate federal, state and local Governmental Authority all Tax Returns required to be filed with respect to or attributable to the Company and each such Tax Return is true, complete and correct in all respects. All Taxes shown to be due on such Tax Returns, all Taxes required to be paid by the Company, and all Taxes required to be withheld by or with respect to the Company have been timely paid or, if applicable, withheld and paid to the appropriate Governmental Authority. There are (i) no deficiencies or assessment of Taxes from any Governmental Authority with respect to or attributable to the Company, (ii) no ongoing audits or examinations of any of the Tax Returns relating to or attributable to the Company, and (iii) the Company has not granted any requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes with respect to or attributable to such Company. There are no liens for Taxes on any of the assets of the Company. No claim has ever been made by any Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.
          (b) The Company is not required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period ending after the Closing as a result of any (i) change in accounting method of any Tax period ending prior to the Closing under Section 481 of the Code (or any analogous or comparable provisions of U.S. state or local Tax Law), (ii) written agreement with a Governmental Authority with regard to the Tax liability of the Company for any Tax period ending prior to the Closing, (iii) installment sale or open transaction disposition made prior to the Closing, or (iv) prepaid amount received on or prior to the Closing Date.
          (c) Owner has caused the Company to disclose all material Tax elections made by such Company to Buyer.
     Section 3.10 Contracts.
          (a) Except as set forth on Section 3.10 of the Disclosure Schedule, the Company is not a party to any oral or written (i) employment, consulting or severance agreement, collective bargaining agreement, or pension, profit-sharing, incentive compensation, deferred compensation stock purchase, stock option, stock appreciation right, group insurance, severance pay, or retirement plan or agreement or any similar Contract, (ii) Contract, mortgage, note, installment obligation, agreement or other instrument relating to the borrowing of money by the Company or the guaranty of any obligation for the borrowing of money by the Company, (iii) Contract which (x) is not terminable on sixty or fewer days’ notice without cost or penalty, or (y) involves an obligation of more than $10,000 (collectively, those Contracts not disclosed because they do not meet either of the limits described in this Section 3.10(a)(v) and that are entered into by the Company and the Operating Companies in connection with their respective businesses in the ordinary course of business are referred to herein as “Minor Contracts”). The aggregate obligation associated with the Minor Contracts is less than $25,000. Owners have caused the Company to deliver to Buyer complete and correct copies of all Contracts listed on Section 3.10 of the Disclosure Schedule.
          (b) Except as set forth in Section 3.10 of the Disclosure Schedule, with respect to each Contract to which the Company is a party (i) such Contract is legal, valid, binding and enforceable against the Company and in full force and effect as against the Company; (ii) such Contract will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms as of the Closing Date immediately after giving effect to the consummation of the transactions contemplated hereby; (iii) the Company is not in breach or default and, to the Knowledge of Owners, no other party is in breach or default and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration under such Contract; and (iv) the Company has not repudiated any provision of such Contract, and to the Knowledge of Owners, no party has repudiated any provision of thereof.

     Section 3.11 Notes and Accounts Receivable. All notes and accounts receivable of the Company are reflected properly on its books and records, are valid and are not subject to setoffs or counterclaims. Section 3.11 of the Disclosure Schedule sets forth all related party notes and accounts receivable (including those that will be repaid or offset prior to Closing). All receivables of the Company reflected on the Financial Statements or created after the date of the latest Financial Statements arose from valid transactions in the ordinary course of business.
     Section 3.12 Intentionally deleted.
     Section 3.13 Intellectual Property. The Company owns, or has a valid license to use, all intellectual property used in the Business free and clear of all Liens. The Company’s use of such intellectual property does not infringe upon the rights owned or controlled by any third party and, to the Knowledge of Owner, no third party is infringing upon any such intellectual property.
     Section 3.14 Employee Benefits.
          (a) Section 3.14 of the Disclosure Schedule sets forth a true and complete list of each Employee Benefit Plan. Except as set forth in Section 3.14 of the Disclosure Schedule, with respect to all current and former employees and directors of the Company who perform or performed functions in connection with the Company’s business and all dependents and beneficiaries of such current and former employees and directors: (i) the Company does not maintain or contribute to any nonqualified deferred compensation or retirement plans, contracts or arrangements; (ii) the Company does not maintain or contributes to any qualified defined contribution plans (as defined in Section 3(34) of ERISA or Section 414(i) of the Code); (iii) the Company does not maintain or contribute to any qualified defined benefit plans (as defined in Section 3(35) of ERISA or Section 414(j) of the Code); (iv) the Company does not maintain or contribute to any employee welfare benefit plans (as defined in Section 3(1) of ERISA); and (v) the Company does not maintain any severance plan for, or have any severance agreement with, any employee.
          (b) To the extent required (either as a matter of law or to obtain the intended tax treatment and tax benefits), all Employee Benefit Plans comply in all material respects with the requirements of ERISA, the Code and any other applicable laws that govern such Employee Benefit Plans, and all Employee Benefit Plans have been administered in compliance with their terms. With respect to the Employee Benefit Plans, all required contributions which are due have been made and a proper accrual has been made for all contributions due in the current fiscal year.
          (c) Neither the Company nor, to the Knowledge of Owners, any of the Company’s security holders, officers or employees has committed any breach of the fiduciary responsibilities imposed by either ERISA or any other applicable Law with respect to the Employee Benefit Plans which would subject either Company, Buyer or any of their respective officers, members, managers or employees to any liability under ERISA or any applicable Law. No litigation, arbitration or governmental proceedings or investigations (other than those relating to routine claims for benefits) are either pending or, to the Knowledge of Owners, threatened with respect to any Employee Benefit Plan.

          (d) The Company has not incurred any liability for any tax or civil penalty or any disqualification of any Employee Benefit Plan imposed by Sections 4980B or 4975 of the Code or Parts 6 and 7 of Title I or Section 502(i) of ERISA.
          (e) No Employee Benefit Plan is (i) an employee stock ownership plan, as defined in Code Section 4975(e)(7), or otherwise invests in employer securities, as defined by Code Section 409, or (ii) a voluntary employees’ beneficiary association, as defined by Code Section
501(c)(9).
          (f) The consummation of the transaction contemplated by this Agreement will not (i) result in any material payment becoming due pursuant to an Employee Benefit Plan to any current or former officer, employee or other service provider of the Company or (ii) accelerate the vesting or timing of payment of any material benefits or compensation that are payable pursuant to any Employee Benefit Plan.
     Section 3.15 Environmental Compliance.
          (a) The Company has complied and is in compliance with, and the Facilities and all operations thereon are in compliance with, all Environmental Laws.
          (b) The Company does not have any liability, known or unknown, contingent or absolute, under any Environmental Law, and the Company is not responsible for any such liability of any other person under any Environmental Law, whether by contract, by operation of law or otherwise. There are no pending or, to the Knowledge of Owner, threatened Environmental Claims, and neither the Company nor any officer, member, or security holder has directly or indirectly received any notice of any Environmental Claim from any governmental authority or any other person or entity or knows or suspects any fact(s) which might reasonably form the basis for any such Environmental Claim.
          (c) The Company has been duly issued, and currently has and will maintain through the Closing Date, all Environmental Permits necessary to operate the business or assets of the Company as currently operated. A true and complete list of all such Environmental Permits, all of which are valid and in full force and effect, and copies of the same have been provided to Buyer. The Company has timely filed applications for all Environmental Permits. All of the Environmental Permits are transferable and none require consent, notification, or other action to remain in full force and effect following consummation of the transactions contemplated hereby.
          (d) The Facilities have not been used currently or in the past for the management of Hazardous Materials, and no portion of the Facilities is or has been used as a dump or landfill or consists of or contains filled in land or wetlands. With respect to any real property formerly owned, operated, or leased by the Company, during the period of such ownership, operation or tenancy, no portion of such property was used as a dump or landfill, to the Knowledge of Owners, no such real property was used for such purpose at any time prior to the Company’s operation, or tenancy of such real property. Neither PCBs nor asbestos-containing materials are present on or in the Facilities or the improvements thereon. There has been no Release of Hazardous Materials at, on, under, or from the Facilities, nor was there such a Release at any real property formerly owned, operated or leased by the Company during the period of such ownership, operation, or tenancy, such that the Company is or could be liable for Remediation with respect to such Hazardous Materials.
          (e) Owners have caused the Company to deliver to Buyer copies of all environmental assessments, reports, audits and other documents in its possession or under its control that relate to the Facilities, compliance with Environmental Laws, or any other real property that the Company formerly owned, operated, or leased. Any information furnished to Buyer by Owners or the Company concerning the environmental conditions of the Facilities, prior uses of the Facilities, and the operations of the Company related to compliance with Environmental Laws is accurate and complete.
          (f) No part of the Facilities, and no property to which Hazardous Materials originating on or from such properties or the businesses or assets of the Company has been sent for treatment or disposal, is listed or proposed to be listed on the National Priorities List or CERCLIS or on any other governmental database or list of properties that may or do require Remediation under Environmental Laws.
          (g) No Lien in favor of any person relating to or in connection with any Environmental Claim has been filed or has attached to the Facilities.
          (h) No authorization, notification, recording, filing, consent, waiting period, Remediation, or approval is required under any Environmental Law in order to consummate the transaction contemplated hereby.
     Section 3.16 Litigation. All Litigation (including, without limitation, any escrow disbursement orders or liens) pending, or, to the Knowledge of Owner, threatened, planned or reasonably probable against the Company, is set forth on Section 3.16 to the Disclosure Schedule. Any such Litigation (i) has been submitted under, and, to Owners’ Knowledge, is fully covered by (subject to applicable deductibles), the insurance policies referenced in Section 3.12 hereof and (ii) if adversely determined would not be reasonably expected to result in damages or an award resulting in a liability not covered by insurance in excess of $100,000 individually or $250,000 in the aggregate.
     Section 3.17 Legal Compliance. The Company has complied and is in compliance with all Laws applicable to the Company and its businesses, and neither the Company nor any Owner has received (i) any notice of any violation of any applicable federal, state or local Law, (ii) received an inquiry from any Governmental Authority regarding the Business of the Company; or (iii) been subject to or is subject to any investigation, audit or examination by any Governmental Authority regarding the Business and/or the Company. The Company holds all licenses, permits and other authorizations of any governmental authority necessary to conduct its respective business as now being conducted or to continue to conduct its business as now being conducted and a list of all such licenses, permits and other authorizations is set forth in sufficient detail as to be readily identified on Section 3.17 of the Disclosure Schedule. A copy of the current and valid drilling permit and other licenses and permits pursuant to which the Company conducts its

Business operations is attached to Section 3.17 of the Disclosure Schedule. Such licenses, permits and other authorizations as aforesaid held by the Company are valid and in full force and effect, and there are, to the Knowledge of Owners, no (a) Litigation or proceedings of any nature pending, threatened or (b) investigations of any nature before any governmental authority pending or threatened that could result in the termination, impairment or nonrenewal thereof.
     Section 3.18 Records. To Owner’s Knowledge, copies of all minute books of the Company have been made available by the Company to Buyer. All officers of the Company and have been properly elected or appointed.
     Section 3.19 Brokers’ Fees. Owner does not have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.
     Section Section 3.20 Company Oil and Gas Properties.
          (a) Owners have required the Company to furnish Buyer with a copy of the Electric Log Report. To the Knowledge of either Owner, the factual, non-interpretive data on which the Electric Log Report was based for purposes of providing critical oil and gas well information and in any supplement thereto or update thereof furnished to Buyer was accurate at the time in all material respects.
          (b) Except for goods and other property sold, used or otherwise disposed of since the date of the Financial Statements in the ordinary course of business and as to title defects which, when considered in the aggregate, would not have a Material Adverse Effect, the Company has Defensible Title in and to the oil and gas properties forming the basis for the Electric Log Report as owned by the Company (the “Company Oil and Gas Properties”).
          (c) As used herein, the term “Defensible Title” means such interest in production from the Oil and Gas Properties that entitles the holder thereof to receive not materially less than the interest set forth in the Division Order with respect to such property under the caption “Division of Interest” or “NRI” without reduction during the life of such property except as stated in such Division of Interest; and obligates the holder thereof to pay costs and expenses relating to each such property in a proportion not materially greater than the interest set forth under the caption “Division of Interest” or “WI” in the Division Order with respect to such property, without increase over the life of such property except as shown on the Division Order.
          (d) As used herein, the term “Permitted Encumbrances” shall mean:
          (i) lessors’ royalties, overriding royalties, division orders, reversionary interests and net profits and similar burdens which do not operate to reduce the net revenue interests in any property;
          (ii) the terms and conditions of the oil, gas and mineral leases (the “Oil and Gas Leases”) related to the Oil and Gas Properties and all agreements, orders,

instruments and declarations to which the Oil and Gas Leases are subject and that are customary and acceptable in the oil and gas industry in the area of the particular property;
          (iii) liens arising under operating agreements, pooling, unitization or communitization agreements, and similar agreements of a type and nature customary in the oil and gas industry and securing payment of amounts not yet delinquent;
          (iv) liens securing payments to mechanics and materialmen, and liens securing payment of taxes or assessments, which liens are not yet delinquent or, if delinquent, are being contested in good faith in the Ordinary Course of Business;
          (v) conventional rights of reassignment obligating the Company to reassign its interests in a portion of the Oil and Gas Properties to a third party in the event the Company intends to release or abandon such interest;
          (vi) calls on or preferential rights to purchase production at not less than prevailing prices;
          (vii) covenants, conditions, and other terms to which the Oil and Gas Properties are subject that are not such as to materially interfere with the operation, value, use and enjoyment of the Oil and Gas Properties;
          (viii) rights reserved to or vested in any Governmental Body to control or regulate any of the Oil and Gas Properties in any manner, and all applicable laws, rules, regulations and orders of any such Governmental Body; and
          (ix) easements, rights-of-way, servitudes, permits, surface leases, and other surface uses on, over or in respect of any of the Oil and Gas Properties that would not materially interfere with the operation of the Oil and Gas Properties.
          (e) The Oil and Gas Leases are in good standing, valid and effective and all royalties, rentals and other payments due by the Company to any lessor of any such leases have been properly paid, except as to Oil and Gas Leases, royalties, rentals and other payments which, when considered in the aggregate, would not have a Material Adverse Effect. All major items of operating equipment of the Company are in good operating condition and in a state of reasonable maintenance and repair, ordinary wear and tear excepted.
          (f) Section 3.20(f) of the Disclosure Schedule sets forth the Company’s material future, hedge, swap, collar, put, call, floor, cap, option and other contracts intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of hydrocarbons as of the date hereof.
          (g) Except as set forth in Section 3.20(g) of the Disclosure Schedule and for gas balancing agreements containing customary provisions, the Company is not obligated under, by virtue of a prepayment arrangement, a “take or pay” arrangement, a production payment or any other arrangement, to deliver hydrocarbons produced from the Company Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor. To the Company’s Knowledge, Section 3.20(g) of the Disclosure Schedule sets forth a substantially accurate estimate of the net amount that the Oil and Gas Properties are, in the aggregate, either “over-produced” or “under-produced.”
          (h) Other than as expressly set forth in this Section 3.20, the Company makes no representation or warranty, and hereby disclaims any representation or warranty, that the reserve estimates, cost and cash flow estimates, oil and gas commodity price estimates, other price estimates or production or flow rate estimates, or in any supplement thereto or update thereof, are complete, accurate or not misleading, such estimates being predicted as to future events which are inherently subject to incompleteness, inaccuracy and uncertainty.
     Section 3.21 Full Disclosure. No representation or warranty of Owners hereunder or information supplied by the Company or Owners to Buyer in connection herewith (including, without limitation, information supplied in the Disclosure Schedule) is false or misleading with respect to any material fact, and no Owner has omitted to state any material fact required to be stated herein or therein necessary to make the statements herein and therein, in light of the circumstances under which they are made, not misleading.
     Section 3.22 Advice of Counsel. Owners hereby acknowledge that Patton Boggs LLP has acted as counsel solely for the Buyer and not for the Owners or the Company and Owners represent and warrant that they have had the opportunity to seek counsel to represent themselves or, alternatively, have discussed the terms and conditions contained in this Agreement with counsel, and that, Owners’ counsel has fully explained the meaning of the terms and conditions of this Agreement. Owners further represent and warrant that they have not relied in any way upon Patton Boggs LLP.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer represents and warrants to Owner as follows:
     Section 4.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.
     Section 4.2 Authorization, Etc. Buyer has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and the documents and instruments contemplated hereby and to carry out the transactions contemplated hereby and thereby. Buyer has duly approved and authorized the execution and delivery of this Agreement and the documents and instruments contemplated hereby and the consummation of the transactions contemplated hereby and thereby, and no other corporate proceedings on the part of Buyer are necessary to approve and authorize the execution, delivery and performance by Buyer of this Agreement and the documents and instruments contemplated hereby and the consummation by Buyer of the transactions contemplated hereby and thereby. This Agreement constitutes a legal, valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms.
     Section 4.3 No Approvals or Conflicts. Neither the execution, delivery or performance by Buyer of this Agreement nor the consummation by Buyer of the transactions contemplated hereby will (a) violate, conflict with or result in a breach of any provision of the certificate of incorporation or by-laws or other organizational documents of Buyer; (b) violate, conflict with or result in a breach of any provision of, or constitute (with or without notice or lapse of time or both) a default under, or result in the termination of, or accelerate or alter in any material way the performance required by or result in the creation of or give any party the right to create any Lien on any of the assets or properties of the Buyer under, any note, bond, mortgage, loan agreement, deed of trust, license, franchise, permit or other instrument, agreement or contract to which Buyer or any of its properties may be bound; (c) violate any Law applicable to Buyer or any of its assets or properties; or (d) require any consent, approval or authorization of, or notice to, or declaration, filing or registration with, any governmental authority or other third party in connection with the execution, delivery and performance of this Agreement by Buyer.
     Section 4.4 Broker’s Fees. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Owner could become liable or obligated.
ARTICLE V
COVENANTS OF THE PARTIES
     Section 5.1 Further Assurances; Access to Properties and Information. Each of the parties hereto agrees to execute and deliver any and all further agreements, documents or instruments necessary or convenient to effectuate this Agreement and the transactions referred to herein or contemplated hereby or reasonably requested by the other party to perfect or evidence its rights hereunder. Owner shall use its best efforts to complete the transactions contemplated by this Agreement as promptly as practicable. Each party will promptly notify the other party of any information delivered to or obtained by such party which would prevent the consummation of the transactions contemplated by this Agreement, or would indicate a breach of the representations or warranties of any of the parties to this Agreement or as to which any party intends to seek indemnity under any of the terms of this Agreement. Additionally, Owner shall from time to time furnish, or cause to be furnished, to Buyer, such financial, tax and operating data and other available information with respect to the Company and its assets, properties, employees, businesses and operations as Buyer shall from time to time reasonably request.
     Section 5.2 Consents. The parties agree to cooperate with each other and with any and all third parties in obtaining all consents (including such permits or authorizations as may be required by any regulatory authority), assignments and terminations necessary or desirable to effect the transactions contemplated hereby.

     Section 5.3 Expenses. Each party agrees to pay its own expenses incurred in connection with this Agreement, the transactions contemplated hereby, the negotiations leading to the same and the preparations made for carrying the same into effect.
     Section 5.4 Taxes. The Company assumes responsibility for and agrees to promptly pay any and all Taxes of any kind of the Company prior to the Closing or relating to any action or inaction of any Company occurring prior to the Closing.
     Section 5.5 Allocation of Income, Gain, Loss, Deduction or Credit. For purposes of this Agreement, the amount of income, gain, loss, deduction or credit attributable to the Shares shall be determined based upon a hypothetical closing of the taxable year on such Closing Date with the Closing Date being included in the post-Closing portion of such allocation.
     Section 5.6 Post-Closing Assistance. Following the Closing, each of Owner and Buyer shall, as reasonably requested by the other party: (a) assist the other party in preparing any Tax Returns, financial statements, and governmental reports (including, without limitation, reports filed with the Securities and Exchange Commission) relating to the Company which such other party is responsible for preparing and filing; (b) cooperate fully in preparing for any audit of, or dispute with taxing authorities regarding, and any judicial or administrative proceeding relating to, liability for Taxes, in the preparation or conduct of Litigation or investigation of claims, and in connection with the preparation of financial statements or other documents to be filed with any Governmental Authority, in each case with respect to the Company; (c) make available to the other and to any Governmental Authority as reasonably requested all information, records, and documents relating to Taxes relating to the Company (at the cost and expense of the requesting party), (d) provide timely notice to the other in writing of any pending or threatened Tax audits or assessments relating to the Company for taxable periods for which the other party is responsible; (e) furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any Tax periods for which the other is responsible.
     Section 5.7 Independent Contractors. Owners shall use their best efforts to cause the any Independent Contractors to execute independent contractor agreements with the Company and or Buyer as soon as practicable following the Closing, if requested by Buyer.
     Section 5.8 Confidentiality. Owners shall maintain as confidential this Agreement and the terms and conditions hereof, as well as all records, correspondence, memoranda, writings, documents and instruments arising out of, or relating thereto or made in connection therewith, and further agree not to disclose any thereof to any Person, other than Owners’ lawyers and accountants, and except as required by statute or court or administrative order or by legal process, and only then with prior or concurrent written notice to Buyer stating the matters disclosed and identifying to whom disclosed, certifying that such persons were notified in writing that such materials are subject to the confidentiality and non-disclosure obligations as imposed herein, except with respect to federal, state or local governmental audits or investigations. Except as required by Law or court order, all notices to third parties and all other publicity concerning this Agreement and the transactions contemplated hereby, including all press releases and similar public announcements and communications, shall be coordinated and planned by Buyer, and

Owners shall not take any such actions without the prior written approval of Buyer. Owners shall comply with all of Buyer’s instructions regarding any release of information described in this Section 5.8 to any third party including the method and timing of such release.
ARTICLE VI
CONDITIONS
     Section 6.1 Conditions to Buyer’s Obligations. Buyer’s obligations hereunder are subject to fulfillment at or prior to the Closing of each of the following conditions.
          (a) Representations, Warranties and Covenants of Owner. All representations and warranties of Owner contained in this Agreement shall be true and correct in all respects as of the Closing Date, and the Company and Owner shall have performed and satisfied all covenants, conditions and agreements required or contemplated by this Agreement to be performed and satisfied by them, respectively, on or prior to the Closing.
          (b) Owner’s Certificate. Buyer shall have received a certificate signed by the Chief Executive Officer of Owner, dated the Closing Date, certifying that the statements set forth in Section 6.1(a) are true as of the Closing Date (the “Owner’s Certificate”).
          (c) Absence of Litigation or Investigation. No action, suit or proceeding before any court or governmental body or authority, which would materially and adversely affect the transactions contemplated hereby, shall have been instituted or threatened on or before the Closing Date, nor shall any governmental investigation have been initiated which might reasonably be expected to lead to such litigation or proceeding.
          (d) Consent. The shareholders of Owner shall have approved the consummation of the transactions contemplated by this Agreement.
          (e) No Material Adverse Change. There shall have been no Material Adverse Effect prior to the Closing. Neither the Company shall not have suffered any loss (whether or not insured) by reason of physical damage caused by fire, earthquake, flood, wind, accident or other calamity which substantially affects the value of the properties or business of the Company.
          (f) Good Standing and Other Certificates. Owners shall have caused the Company to deliver to Buyer (i) copies of the Company’s articles of incorporation or, as amended, certified by the Secretary of State of the Company’s incorporation, (ii) a copy of the Company’s bylaws or operating agreement certified by the secretary of the Company as being complete, correct and in full force and effect and (iii) a certificate dated not more than thirty (30) days prior to the Closing from the Secretary of State of the Company’s state of incorporation or organization to the effect that such Person is in good standing in such state.
          (g) Stock and Minute Books. Buyer shall have received the stock and corporate minute books of the Company certified by an officer of the Company.

          (h) Resignations. Bach member of the Company’s Board of Directors and each statutory officer of the Company shall have resigned such position as of the Closing Date,
          (i) Owner Release. Each of the Owners shall have executed and delivered to Buyer a release substantially in the form of Exhibit C to this Agreement.
          (j) Delivery of Shares. The Shares shall be delivered to Buyer as described in Section 2.1
          (k) Other Documents. The Company and Owners shall have executed and delivered to Buyer such, other documents and agreements as reasonably requested by Buyer.
     Section 6.2 Conditions to. Owner’s Obligations. The obligations oil Owners hereunder are subject to the fulfillment or satisfaction on and as of the Closing Date of each of the following conditions. Si
          (a) Representations, Warranties and Covenants of Buyer. A11 representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the Closing Date, and Buyer shall have performed and satisfied all covenants, conditions and agreements required or contemplated by this Agreement to be performed and satisfied by it on or prior to the Closing.
          (b) Absence of Litigation or Investigation. No action, suit or proceeding, before any court or governmental body or authority, which would materially and adversely affect the transactions contemplated hereby, shall have been instituted or threatened on or before the Closing date, nor shall any governmental investigation have been initiated which might reasonably be expected to lead to such litigation or proceeding.
          (c) Buyer’s Certificate. Owner shall have received a certificate signed by an officer of the Buyer, dated the Closing Date, certifying that the statements set forth in Section 6.2(a) are true as of the Closing Date (the “Buyer’s Certificate").
          (d) Closing Consideration. Buyer shall have delivered to Owner the Closing Consideration.
          (e) Other Documents. Buyer shall have executed and delivered to Owners such other documents and agreements as reasonably requested by Owners,
ARITICLE VII
INDEMNIFICATION
     Section 7.1 Survival of Representations and Warranties.
          (a) Each of the representations and warranties made by Buyer in this Agreement shall terminate on the fifth (5th) anniversary of the Closing Date.

          (b) Each of the representations and warranties made by Owners in this Agreement shall terminate on the fifth (5(th) anniversary of the Closing Date; provided, however, that (i)thc representations and warranties contained in Sections 3.9, 3.14, .15. 3.16 and 3.20 shall survive the Closing until the later of (A) the fifth (5th) anniversary of the Closing Date or (B) 90 days following the expiration of the applicable statute of limitations and (ii) the representations and warranties contained in Sections 3.1, 3.2 and 3.4 shall survive the Closing and remain in full force and effect without termination.
          (c) In the event notice of any Claim for indemnificatio under Section 7,2 hereof shall have been given within the applicable survival period, the representations and warranties that are the subject of such indemnification Claim shall survive until such time as such Claim is finally resolved. The covenants and agreements of the par es set forth in this Agreement and the indemnification obligations of the parties hereunder shall survive according to the terms set forth herein.
     Section 7.2 Indemnification by owner and Buyer.
          (a) Subject to the other provisions of this Article VII, Owners shall jointly and severally indemnify, defend and hold harmless the Buyer Indemnified Parties from and against any and all costs, expenses, losses, damages and liabilities (including attorneys’ fees and expenses) suffered by any of the Buyer Indemnified Parties (“Buyer Damages”) to the extent resulting from, arising out of, or incurred with respect to, or (in the case of claims asserted against any of the Buyer Indemnified Parties by a third party) alleged to result from, arise out of or have been incurred with respect to, (1) any breach of or inaccuracy in any representation or warranty as of the date made or as of the Closing Date of any Owner contained in this Agreement, (2) any breach of any covenant of any Owner or the Company contained in this Agreement, (3) any liabilities arising as a result of failure to comply with applicable Law with respect to any of the Employee Benefit Plans, (4) all liabilities of the Company of any nature whatsoever arising out of. relating to or in connection with any occurrence, event, incident, action, failure to act or transaction, whether known or unknown, prior to tl| Closing including, but not limited to, liabilities arising out of, relating to or in connection with (i) Litigation, (ii) Environmental Claims or (iii) acts or omissions of the Company’s employees or agents prior to Closing, and (5) any Taxes of any kind of the Company arising prior to the Closing or relating to any action or inaction of the Company occurring prior to the Closing. Buyer shall have the right, but not the obligation, to offset the amount of any Buyer Damages for which any Buyer Indemnified Party is entitled to indemnification hereunder against any amount owed by Buyer to Owners, if any.
          (b) Subject to the other provisions of this Article VII, Buyer shall indemnify, defend and hold harmless the Seller Indemnified Parties from and against any and all costs, expenses, losses, damages and liabilities (including attorneys” fees and expenses) suffered by the Seller Indemnified Parties (the “Seller Damages”) to the extent resulting from arising out of, or incurred with respect to, or (in the case of claims asserted against the Seller Indemnified Parties by a third party) alleged to result from, arise out of or have been incurred with respect to (1) any breach of or inaccuracy of any representation or warranty as of the date made or as of the Closing

Date of Buyer contained in this Agreement and (2) any breach of any covenant of Buyer contained in this Agreement.
     Section 7.3 Notice and Resolution of Claim.
          (a) An indemnified party under this Agreement shall promptly give written notice to the indemnifying party after obtaining knowledge of any third party claim or litigation against the indemnified party as to which recovery may be sought against the indemnifying party because of the indemnity set forth in Section 7.2, specifying in reasonable detail the claim or litigation and the basis for indemnification; provided, however, that the failure of the indemnified party promptly to notify the indemnifying party of any such matter shall not release the indemnifying party, in whole or in part, from its obligations under this Article VII except to the extent the indemnified party’s failure to so notify in breach of this paragraph (a) materially prejudices the indemnifying party’s ability to defend against such third party claim or litigation (including but not limited to any prejudice to the indemnifying party’s rights under any applicable insurance policy). The indemnified party shall permit the indemnifying party to assume the defense of any such claim, litigation or any litigation resulting from such third party claim.
          (b) If the indemnifying party assumes the defense of any such third party claim or litigation, the obligations of the indemnifying party under this Agreement shall include taking all steps necessary in the investigation, defense or settlement of such claim or litigation (including the retention of legal counsel) and holding the indemnified party harmless from and against any and all losses caused by or arising out of any settlement approved by the indemnifying party or any judgment in connection with such claim or litigation. Except with the written consent of the indemnified party (which consent will not be unreasonably withheld or delayed), the indemnifying party shall not, in the defense of such claim or litigation, consent to entry of any judgment (i) that does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the indemnified party a complete release from all liability in respect of such claim or litigation, or (ii) the effect of which is to permit any injunction, declaratory judgment, other order or other equitable relief to be entered, directly or indirectly, against any indemnified party. The indemnifying party shall permit the indemnified party to participate in such defense or settlement through counsel chosen by the indemnified party, with the fees and expenses of such counsel borne by the indemnified party.
          (c) Failure by the indemnifying party to notify the indemnified party of its election to assume the defense of any such claim or litigation by a third party (i) within thirty (30) days after notice thereof has been given to the indemnifying party or (ii) five (5) days prior to the date on which any response is due in connection with such claim or litigation, whichever comes first, shall be deemed a waiver by the indemnifying party of its right to assume the defense of such claim or litigation. If the indemnifying party does not assume the defense of such claim or litigation by a third party, the indemnified party may defend or settle such claim or litigation in such manner as the indemnified party may deem appropriate and may settle such claim or litigation on such terms as it may deem appropriate.

ARTICLE VIII
INVESTMENT REPRESENTATIONS OF OWNERS
     Section 8.1 Purchase Entirely for Own Account. The Securities to be received by each Owner, as applicable, hereunder will be acquired for such Owner’s own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the Securities Act of 1933, as amended (the “Securities Act”), and such Owner has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the Securities Act without prejudice, however, to such Owner’s right at all times to sell or otherwise dispose of all or any part of such Securities in compliance with applicable federal and state securities laws. Nothing contained herein shall be deemed a representation or warranty by such Owner to hold the Securities for any period of time. Such Owner is not a broker-dealer registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934 Act, as amended, or an entity engaged in a business that would require it to be so registered.
     Section 8.2 Investment Experience. Each Owner acknowledges that he can bear the economic risk and complete loss of its investment in the Securities and has such knowledge and experience in financial or business matters that he is capable of evaluating the merits and risks of the investment contemplated hereby.
     Section 8.3 Disclosure of Information. Each Owner has had an opportunity to receive all information related to the Buyer requested by it and to ask questions of and receive answers from the Buyer regarding the Buyer, its business and the terms and conditions of the offering of the Securities. Neither such inquiries nor any other due diligence investigation conducted by each Owner shall modify, amend or affect each Owner’s right to rely on the Buyer’s representations and warranties contained in this Agreement.
     Section 8.4 Restricted Securities. Each Owner understands that the Securities are characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired from the Buyer in a transaction not involving a public offering and that under such laws and applicable regulations such Securities may be resold without registration under the Securities Act only in certain limited circumstances.
     Section 8.5 Legends. It is understood that, except as provided below, certificates evidencing the Securities may bear the following or any similar legend:
          (a) “THE SECURITIES REPRESENTED HEREBY MAY NOT BE TRANSFERRED UNLESS (I) SUCH SECURITIES HAVE BEEN REGISTERED FOR SALE PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, (II) SUCH SECURITIES MAY BE SOLD PURSUANT TO RULE 144(K), OR (III) THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSFER MAY LAWFULLY BE MADE WITHOUT REGISTRATION

UNDER THE SECURITIES ACT OR QUALIFICATION UNDER APPLICABLE STATE SECURITIES LAWS.”
          (b) If required by the authorities of any state in connection with the issuance of sale of the Securities, the legend required by such state authority.
     Section 8.6 Accredited Owner. Each Owner is an accredited investor as defined in Rule 501(a) of Regulation D, as amended, under the Securities Act.
     Section 8.7 No General Solicitation. Neither Owner learned of the investment in the Securities as a result of any public advertising or general solicitation.
ARTICLE IX
MISCELLANEOUS
     Section 9.1 Notices. All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended, if delivered by registered or certified mail, return receipt requested, or by a national courier service, or if sent by facsimile, provided, however that the facsimile is promptly followed by telephone confirmation thereof to the appropriate person at the address set forth below, or at such other address as may be designated in writing hereafter, in the same manner, by such person.

To Owner:

Charles L. Hill
/s/ Charles L. Hill Pres.
Telephone: 817-614-2999
Facsimile: 972-602-8830

Paul J. Myer
/s/ Paul J. Myer Treasurer
Telephone: 972-523-0372
Facsimile: 972-919-2717

with a copy to:

Telephone:
Facsimile:
Attention:

To Buyer:

Knight Energy Corp. Attn: Bruce Hall 836 Blue Jay Coppell, TX 75019

with a copy to:

Patten Boggs LLP 1660 Lincoln Street, Suite 1900 Denver, Colorado 80264 Telephone: (303) 830-1776 Facsimile: (303) 894-9239 Attention: Alan Talesnick, Esq.
                         Any such notice shall be deemed delivered (a) on the date delivered if by personal delivery, (b) on the date upon which the return receipt is signed or delivery is refused or the notice is designated by the postal authorities as a not deliverable, as the case may be, if mailed by registered or certified mail, (c) on the next succeeding Business Day if sent by national courier service, or (d) on the date telecommunicated if by telecopier if confirmed by telephone confirmation.
     Section 9.2 Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if such amendment or waiver is in writing and signed, in the case of an amendment, by Buyer and Owners, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
     Section 9.3 Assignment. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto; provided that Buyer may assign any of its rights and obligations hereunder in whole or in part to any of its Affiliates at any time or to an entity that acquires substantially all of the assets of Buyer or all of the outstanding stock of Buyer without obtaining the consent of the other parties hereto.
     Section 9.4 Entire Agreement. This Agreement (including all Disclosure Schedules and Exhibits hereto) contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters.
     Section 9.5 Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Buyer and

Owners or their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.
     Section 9.6 Expense. All costs and expenses incurred by Buyer in connection with this Agreement and the transactions contemplated hereby shall be borne by Buyer, and all costs and expenses incurred by Owners or otherwise in connection with this Agreement, shall be borne by Owners.
     Section 9.7 Governing Law; Jurisdiction; Service of Process. This Agreement shall be construed under and governed by the laws of the State of Texas, its rules of conflict of laws notwithstanding.
     Section 9.8 Specific Performance. The parties hereto agree that if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.
     Section 9.9 Headings. The heading references herein and in the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the provisions hereof.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

KNIGHT ENERGY CORP.

By:	/s/ Bruce Hall Name: Bruce Hall
Title: Chief Financial Officer

/s/ Charles L. Hill

Charles L. Hill

/s/ Paul J. Myer

Paul J. Myer

EXHIBIT LIST
Exhibits
A.  Form of Myer Note

B.  Hill Option Exercise Form

C.  Form of Owner Release

Exhibit A
Form of Myer Note

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT’), AND IS A “RESTRICTED SECURITY,” AS THAT TERM IS DEFINED IN RULE 144 UNDER THE ACT. THIS NOTE MAY NOT BE OFFERED FOR SALE, SOLD, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE SATISFACTION OF THE COMPANY.
PROMISSORY NOTE

$700,000	Date: March _, 2006
Due:
	$234,000 $233 ,000 $233,000	30th day following the Closing Date 60 th day following the Closing Date 90 th day following the Closing Date
     FOR VALUE RECEIVED, knight Energy Corp., a Delaware corporation (the “Company”), hereby promises to pay to the order of Paul J. Myer (“Holder”) at                                         ,                                         , Texas                                          or such other place of payment as Holder may specify from time to time in writing, in lawful money of the United States of America, the principal amount of Seven Hundred Thousand Dollars ($700,000) together with interest at eight percent (8%) per annum from the date of this Promissory Note (the “Note”), such principal to be paid as follows: $234,000 shall be paid to Holder on the 30th day following the Closing Date, $233,000 shall be paid to Holder on the 60th day following the Closing Date, and $233,000 shall be paid to Holder on the 90th day following the Closing Date. Interest on this Note shall be computed on the basis of a year of 365 days for the actual number of days lapsed and shall be in conjunction with the foregoing principal payments.
     1. This Note is issued pursuant to a Stock Purchase Agreement by and among the Company, Charles L. Hill and the Holder (the “Purchase Agreement”). The Holder of this Note will be deemed by its acceptance hereof to have made the representations set forth in the Purchase Agreement. Capitalized terms not defined herein shall have the definitions described in the Purchase Agreement.
     2. Payment of the principal of and interest of this Note is subordinated in right of payment of the principal of and interest on the “Senior Indebtedness” of the Company. Senior Indebtedness shall mean any present and future debts and obligations of the Company, due or to become due, owed by the Company to a senior secured lender.
     3. This Note may be prepaid, in whole but not in part, at any time; provided that the Company provides Holder with notice of its intent to prepay at least thirty (30) days prior to such prepayment.

     The terms of this Note shall be construed in accordance with the laws of the State of Texas.

KNIGHT ENERGY CORP.

Signature:

Print Name:

Title:

Exhibit B
Hill Notice and Agreement of Exercise of Option

[Hill Notice and Agreement of Exercise of Option to be completed]

Exhibit C
Form of Owners Release

OWNERS RELEASE
     This Owner Release (this “Release”) is made and entered into by Paul L. Myer, an individual resident in____, Texas, and Charles L. Hill, an individual resident in____ , Texas, (each a “Owner” and collectively, the “Owners”) in favor of Knight Energy Corp., a Delaware corporation (the “Buyer”), and Charles Hill Drilling, Inc., a Nevada corporation (the “Company”).
RECITALS
     This Release is executed and delivered in accordance with Section 6.1(j) of the Stock Purchase Agreement (the “Purchase Agreement”), dated as of March_____, 2006, by and among Buyer and Owners.
     Pursuant to the Purchase Agreement, Buyer has agreed to purchase, and the Owners have agreed to sell, 75% of the outstanding stock of the Company.
     Owners acknowledge that execution and delivery of this Release is a condition to Buyer’s obligations under the Purchase Agreement, and that the Buyer is relying on this Release in their purchase of the stock of the Company from Owners.
     Capitalized terms used herein which are defined in the Purchase Agreement will have the meanings set forth in the Purchase Agreement, unless otherwise defined herein.
AGREEMENT
     NOW, THEREFORE, the parties hereto, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, hereby agree as of this_____ day of March 2006, as follows:
     1. Release of Buyer’s Releasees. Each of the Owners, on behalf of himself and each of his Affiliates (as defined below) hereby releases and forever discharges Buyer and the Company and their past, present and future agents, directors, officers, employees, consultants, advisors, Affiliates, members, controlling persons, subsidiaries, successors and assigns (individually, a “Releasee” and collectively, “Releasees”) from any and all claims, demands, causes of action, obligations, debts and liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, which any of the Owners or any of their respective Affiliates now have, have ever had or may hereafter have against the respective Releasees arising contemporaneously with or prior to the Closing or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing, including, but not limited to, any rights to indemnification or reimbursement from the Company, whether pursuant to its articles of incorporation, contract or otherwise and whether or not relating to claims pending on, or asserted after, the Closing; provided, however, that nothing contained herein shall operate to release any obligations of Buyer arising under the Purchase Agreement or any agreement ancillary thereto or with respect to any obligations of Buyer to the Owners arising after the Closing.

     2. Covenant to Refrain from Instituting Actions. Each of the Owners hereby irrevocably covenants to refrain from, and to cause their respective Affiliates to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Releasee, based upon any matter purported to be released hereby.
     3. Affiliates. For purposes of this Release, “Affiliate” of a Person shall mean any Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. When used in connection with any Person who is an individual, “Affiliate” shall include any member of such Person’s family, whether by birth or marriage, within two generations.
     4. No Admission. Nothing herein shall be construed as an admission of liability by any Releasee.
     5. Advice of Owners’ Independent Counsel. The Owners represent and warrant that they have discussed the terms and conditions contained in this Release with their independent counsel, that such counsel has fully explained the meaning of the terms and conditions of this Release and that such counsel has not acted as counsel to the Buyer.
     6. Severability. If any provision of this Release is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Release will remain in full force and effect. Any provision of this Release held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
     7. Amendments. This Release may not be changed except in writing, signed by the person(s) against whose interest such change shall operate.
     8. Governing Law. This Release will be construed, performed and enforced in accordance with, and governed by, the laws of the State of Texas without regard to any conflicts of laws principles that would mandate the application of the laws of another jurisdiction.
     9. Counterparts. This Release may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Release and all of which, when taken together, will be deemed to constitute one and the same agreement.
[Signature Page Follows]

     IN WITNESS WHEREOF, each of the undersigned have executed and delivered this Release as of the date first written above.

OWNERS

/s/ Charles L. Hill

/s/ Paul J. Myer

May 31, 2006
Mr.Bruce A-Hall
Chief Financial Officer
Knight Energy Corp.
836 Blue Jay Lane
Coppell, TX 75019
Dear Bruce,
In accordance with our previous discussions, please utilize this document as my formal request to accomplish the following:
1. I elect the option granted to me in accordance with the Stock Purchase Agreement dated March 16,2006, to sell my remaining 25% ownership in the Charles Hill Drilling Inc. to Knight Energy Corp. (“Knight”) for the purchase price of 1,000,000 shares of Knight $0.001 par value common stock (“Stock”).
2. I am aware feat there is presently no public market for the Stock, and I may be usable to liquidate the Stock or pledge the Stock as collateral for a loan
3. I am aware that the Stock I will be acquiring in connection with the transactions set forth in paragraph 1 of this letter will be“restricted stock,” and during the restricted period applicable to such Stock, there will be limitations on any sale, transfer, pledge, hypothecation, margin or other encumbrance on the Stock.
Thank you, and if you have any questions, please contact me at 817-614-2999 at your earliest convenience.
Sincerely,

/s/ Charles L. Hill Charles L. Hill

Accepted this 31st day of May, 2006

Knight Energy Corp.

/s/ Bruce A. Hall BruceA.Hall
Chief Financial Officer